EXHIBIT 99.1
TRIDENT MICROSYSTEMS REPORTS SELECTED FINANCIAL RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2007
Third quarter revenues in line with prior guidance at $ 60.6 million
Fourth quarter revenue expected to be $ 71 million or up 17% sequentially
Santa Clara, Calif., -— April 26, 2007: Trident Microsystems, Inc. (NASDAQ: TRID), a world-wide leader in developing advanced digital TV technology for the consumer digital video marketplace, today announced that it achieved net revenues of $60,579,000 for the third quarter of fiscal 2007, which ended March 31, 2007. These revenues represent a seasonal sequential decrease of 14% from revenues of $70,183,000 reported in the immediately preceding quarter, and a year-over-year increase of 35% from revenues of $44,743,000 reported in the third fiscal quarter of 2006.
Trident’s cash and short term investments at March 31, 2007 totaled $183,732,000, representing a decrease of $5,812,000 over the comparable balance of $189,544,000 at December 31, 2006. The net use of cash is primarily the result of an approximate $11 million incremental investment in constructing a building for Trident’s operations in Shanghai, China and an approximate $4 million increased investment in accounts receivable and inventory net of an increase in payables, accrued liabilities and other assets. The cash and short term investments at March 31, 2007 also represented an increase of $48,049,000 over the comparable balance of $135,683,000 carried at March 31, 2006.
Accounts receivable, net of an allowance for doubtful accounts and sales returns, was $14,685,000 at March 31, 2007, as compared to $8,665,000 at December 31, 2006 and $7,325,000 at March 31, 2006.
In accordance with seasonal patterns and taking prospective transitions to newer generations of Trident’s products into consideration, net inventory increased from $12,649,000 at December 31, 2006 to $14,892,000 at March 31, 2007, compared to $6,635,000 in net inventory carried on the balance sheet at March 31, 2006.
Stock Options Investigation
As previously announced, a Special Committee of Trident’s Board of Directors is continuing to conduct an independent investigation regarding Trident’s historical practices in administering stock option grants.
At this time, the investigation and review of these matters is substantially complete and Trident has concluded that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past have differed from the recorded grant dates of such awards. Accordingly, Trident will record additional non-cash charges for stock-based compensation expense, currently estimated to be in the range of $33 to $35 million, and restate its previous financial statements for fiscal years between 1994 and 2006 in order to correct the accounting related to historical stock option grants. The determination of the actual charges for these periods are subject to final completion of the investigation, Trident’s preparation of its restated financial statements and the completion of an audit of those restated financial statements. The final compensation expense could exceed the current estimate.
As previously announced, NASDAQ initially informed Trident, on October 2, 2006, that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006. Trident requested and was granted a hearing on November 16, 2006 before a NASDAQ Listing Qualifications Panel (Listings Panel) to review the Staff Determination. Trident requested and the Listings Panel granted an extension, until April 2, 2007, of the period within which Trident must file its Form 10-K and Forms 10-Q in order to come into compliance with the listing standards. As discussed previously, as a matter of precaution, Trident filed an appeal to request a further extension and was granted a stay of the previous Panel decision pending further deliberations which would be completed after May 4, 2007, at which time Trident could present any updated information with regard to its status.
Accordingly, Trident is not providing detailed GAAP or Non-GAAP financial information for the fiscal year ended June 30, 2006 or the quarters ended September 30, 2006, December 31, 2006 or March 31, 2007. Trident intends to issue full results for the first three quarters of fiscal 2007 along with the Quarterly Reports on Form 10-Q as well as its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, together with any restated historical financial statements, as soon as practicable.

Company Comments on the Third Quarter
“We are pleased to have achieved revenues of $60.6 million in the third quarter, which were down seasonally from the prior quarter, but slightly better than we had anticipated. Sales to top-tier OEMs —Sony, Samsung, Sharp, and Philips — accounted for more than 80% of our total revenues,” said Dr. JH Chang, President of Trident Microsystems.
“We were pleased to see that all of our new products — SVP UX/WX/PXP/CX — were ramping up smoothly with major OEMs, contributing approximately 20% of our sales volume,” continued Dr. Chang. “We expect that the total volume of these new products will surpass our previous generation products — SVP EX/PX/LX — in the quarter ending in June and will account for the majority of our volume for the rest of the calendar year. Our SVP UX and SVP WX products are the world’s first display processor chips that have integrated motion estimation motion compensation (ME/MC) technology to remove motion-judder artifacts from motion video. We are very pleased to announce that these products have been widely accepted not only by our top-tier OEM customers, but also by many other TV manufacturers worldwide. As a case in point, earlier this week, we announced that six major China LCD TV manufacturers plan to launch SVP WX-based products during the May 1st holiday period. It is very gratifying for us to see that even in China’s highly cost competitive TV market, major Chinese manufacturers are embracing the importance of quality/feature differentiation and endorsing our new products for the mainstream quality segment of the market. We believe this adoption serves as further evidence that our quality-centric product strategy continues to play to our advantage. In the recent quarter, we also started sampling our new low-end SVP AX chip which has further integrated MCU and TV audio IPs. With the availability of SVP AX, we expect to enhance our competitive position in the low-cost segment and provide more integrated low cost solutions with great image quality — and we believe this will make it more difficult for low cost competitors who would like to initially enter, or further penetrate the digital TV market.”
“On the digital front, we are on-track with our engagements with top-tier OEMs”, continued Dr. Chang. “We are still working toward our goal to design-in four of the top four TV OEMs with HiDTV Pro products before the end of this calendar year and position ourselves to emerge as the leader in digital SOC for calendar 2008. We are now in the final stages of taping out our next generation HiDTV SOC product, HiDTV Pro UX/WX, which will have further integrated ME/MC, 100/120Hz panel support, and HDMI 1.3. We believe that Trident will be the first company to have integrated ME/MC technology into a digital SOC. Doing so will allow us to bring a very desirable motion video quality feature to the main-stream market and widen the gap between us and other competitors. Also in the recent quarter, we are pleased to have reached a licensing agreement with MIPS to upgrade the performance of the embedded CPU in our HiDTV product line. As the entire TV industry starts making a rapid transition into the digital era, we expect more and more interesting applications to access broadband media and run on digital TV’s, causing consumers to demand more and more embedded CPU computational power. As always, we are fully committed to marching forward and continuing to bring uncompromising video quality and new video processing features to consumers at an affordable price.”
Fourth Quarter Outlook
As Trident’s leading OEM customers aggressively promote and push their new products into the market, it now expects to achieve revenues of approximately $71 million in the quarter ending in June, an increase of 17% from the previous quarter. Trident also expects to continue to see healthy growth into the second half of calendar 2007 based on expectations that the market will continue to grow due to normal seasonal patterns.
Webcast, Teleconference and Taped Replay
Trident also announced that it will hold a conference call to discuss selected financial results for the third quarter, which will be held on Thursday, April 26, 2007 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-614-3926, passcode 80651589. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 5:00 p.m. Pacific Time April 26, 2007 until midnight Pacific Time May 3, 2007, and can be accessed by calling 888-286-8010 domestically and 617-801-6888 internationally using passcode 51613457.

Forward-Looking Information
This announcement contains preliminary, unaudited financial data which could differ from actual financial data to be filed with the Securities and Exchange Commission in Trident’s Quarterly Report on Form 10-Q. This release also contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.These forward-looking statements include, among other things, statements regarding future events (such as the development of our markets and Trident’s strategy and positioning) and the future financial performance of Trident that involve risks and uncertainties, including statements concerning revenue expectations, the impact of the restatement and amount of additional charges that may be incurred, Trident’s ability to file periodic reports in the time frame allowed by NASDAQ, and the design wins expected in future periods. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: changes in trends in the television and entertainment industries, whether Trident is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for Trident’s products, and competitive pressures, including pricing and competitors’ new product introductions, the emergence of alternative digital consumer technologies, the final conclusions of the Board of Directors, the Special Committee or the Audit Committee (and the timing of such conclusions) concerning matters relating to Trident’s stock option grants and related accounting issues; the impact of any restatement of Trident’s financial statements or other actions that may be taken or required as a result of such reviews; Trident’s inability to file reports with the Securities and Exchange Commission on a timely basis; risks associated with Trident’s inability to meet NASDAQ requirements for continued listing, including possible delisting; and risks of litigation related to these issues, potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for Trident resulting from any accounting adjustments or other factors. More information about potential factors that could affect Trident’s business and financial results is included in Trident’s filings with the Securities and Exchange Commission, which can be found at http://www.sec.gov. Trident’s results of operations for the three and nine months ended March 31, 2007 are not necessarily indicative of Trident’s operating results for any future periods. Any projections in this release are based on limited information currently available to Trident, which is subject to change. Although any such projections and the factors influencing them will likely change, Trident will not necessarily update the information, since Trident will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other Company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 764-8808
Email: Investor@tridentmicro.com	Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.

Preliminary -draft	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, unaudited)	2007	2006	2006
Revenues	$60,579	$70,183	$44,743

	Nine Months Ended
	March 31,	March 31,
(In thousands, unaudited)	2007	2006
Revenues	$200,871	$118,561

Condensed Consolidated Balance Sheet Items	March 31,	December 31,	March 31,
(In thousands, unaudited)	2007	2006	2006
Cash and cash equivalents	$134,366	$137,554	$83,388
Short-term investments	49,366	51,990	52,295

Total cash, cash equivalents and marketable securities	$183,732	$189,544	$135,683

Decrease from prior quarter ended December 31, 2006	$(5,812)

Increase from prior year quarter ended March 31, 2006	$48,049

Accounts receivable, net	$14,685	$8,665	$7,325

Inventories	$14,892	$12,649	$6,635